Exhibit 10.2

                                                                                                February 15, 2007

Mr. Morten Arntzen
1018 Weed Street
New Canaan, Connecticut 06840

Dear Mr. Arntzen:

This letter agreement shall serve to amend the change of control agreement (the "Agreement"), dated as of January 19, 2004, by and between you and Overseas Shipholding Group, Inc. a corporation incorporated under the laws of Delaware with its principal office at 666 Third Avenue, New York, New York 10017, to (1) extend the term of the Agreement, and (2) to facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations thereunder

Effective as of the date hereof, the Agreement is amended as follows:

1.    The first sentence of Section 2 is amended to read as follows:

"This Agreement shall commence on the date hereof and shall expire on the earliest of (i) January 19, 2012, subject to the right of the Board of Directors of the Company (the "Board") and the Executive to extend it, provided that if a Change of Control takes place prior to January 19, 2012, the duration of this Agreement under this subpart (i) shall be until two (2) years after the Change of Control whether such two (2) year period ends before or after January 19, 2012; (ii) the date of the death of the Executive or retirement or other termination of the Executive's employment (voluntarily or involuntarily) with the Company prior to a Change of Control other than as a result of a termination by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) that is an Anticipatory Termination (as defined below); or (iii) one hundred twenty (120) days after an Anticipatory Termination by the Company without Cause or by the Executive with Good Reason if a Change of Control does not occur on or prior to such date."

2.    A new Section 22 is added to read as follows:

"22.    Section 409A Compliance.
(a)     The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.
(b)     Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided (subject to the last sentence of this Section 22) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive's "separation from service" (as such term is defined under Code Section 409A), and (B) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 22 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.
(c)     In no event whatsoever (as a result of this Section 22 hereof or otherwise) shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 22."

All other terms and conditions contained in the referenced Agreement shall remain in full force and effect.

                                                       Very truly yours,

                                                       OVERSEAS SHIPHOLDING GROUP, INC.

                                                       By:   /s/Charles A. Fribourg

                                                       Title: Chairman of the Compensation Committee

I agree and accept the above terms:

 /s/Morten Arntzen
Mr. Morten Arntzen